Exhibit 99.1

First US Bank Loan Production Office to Open in Birmingham

BIRMINGHAM, Ala.--(BUSINESS WIRE)--March 24, 2016--First US Bank (the “Bank” or “FUSB”) today announced that it will open its first commercial loan production office (“LPO”) in the Birmingham market on April 4. The new LPO will be located at 300 Office Park Drive, Suite 175, off of U.S. Highway 280 in Mountain Brook. This location will serve as the Bank’s 21st office statewide. The Office Park location will be home to the Birmingham commercial lending team as well as several members of the Bank’s executive team, a number of whom reside in Birmingham. This announcement follows recent filings by United Security Bancshares, Inc. (“USBI”), the Bank’s parent company, with the Securities and Exchange Commission (“SEC”) highlighting the Bank’s election to proceed to closing on the purchase of nearly three acres located along U.S. Highway 280 in Unincorporated Jefferson County. “We are pleased to add an office in the Birmingham Metro Area as our 21st location,” commented President and CEO James F. House.

“Our Birmingham commercial team members, previously conducting business from other Bank locations, will make the Office Park location their new home as they seek to increase the First US Bank footprint in the metro area. We are committed to exceeding the expectations of our customers and believe that this new office location will significantly increase the level of service to our commercial customers,” House said.

J. Samuel Henderson, III recently joined the FUSB team and serves as the Executive Vice President for the Birmingham market. “I am looking forward to opening our new LPO in Birmingham,” Henderson said. “Our team is eager to meet the banking needs of this growing community, and we want to continue building long-term relationships.”

In addition to House and Henderson, the executive team that will be housed at the new location will include Executive Vice President and Chief Financial Officer, Thomas S. Elley, and Executive Vice President and Chief Credit Officer, Anthony G. Cashio. “We are all excited about our new location in the Birmingham Metro Area,” Cashio said. “This has been a goal of ours for several years, and it is now a reality. We are looking forward to better serving our existing Birmingham customers and the opportunity to expand our customer base with the addition of this new office.”

Established in 1952, First US Bank will continue to serve its customers through its 21 offices located in Brent, Butler, Calera, Centreville, Coffeeville, Columbiana, Fulton, Gilbertown, Grove Hill, Harpersville, Jackson, McCalla, Thomasville, Taylorville, Tuscaloosa, Woodstock, and now Birmingham. In October 2015, the Bank opened its 20th location at 2619 University Boulevard in downtown Tuscaloosa where a commercial lending team is located for the Tuscaloosa market. The Bank holds more than $570 million in assets, is a member of the Federal Deposit Insurance Corporation, and is an Equal Opportunity Lender. For more information, contact us at the Bank’s website, www.firstusbank.com, or by mail to First US Bank, P. O. Box 249, Thomasville, AL 36784. USBI files periodic reports with the SEC. Copies of its filings may be obtained through the SEC’s website at www.sec.gov or www.firstusbank.com.

CONTACT:
First US Bank
J. Samuel Henderson, III
EVP Birmingham Market Executive
shenderson@firstusbank.com